Exhibit 99.1

MALLINCKRODT PHARMACEUTICALS TO EXPAND HOSPITAL GROWTH

PLATFORM WITH ACQUISITION OF THERAKOS, INC.

— Enters into definitive agreement to acquire Therakos, Inc. for $1.325 billion from

The Gores Group, LLC —

—Transaction expected to be accretive by no less than $0.10 per share to Mallinckrodt’s adjusted diluted fiscal 2016 earnings and increasingly accretive thereafter —

— Transaction will add depth and dimension to Mallinckrodt’s Specialty Brands segment; further diversifies its portfolio with an innovative high-value, high-margin drug/device system used in hospitals and major medical centers in more than 25 countries —

CHESTERFIELD, UNITED KINGDOM and LOS ANGELES, CALIFORNIA – August 10, 2015 – Mallinckrodt plc (NYSE: MNK), a leading specialty biopharmaceutical company, and The Gores Group, a global investment firm, announced today that they have entered into a definitive agreement under which a subsidiary of Mallinckrodt will acquire Therakos, Inc. a leading immunotherapy company in a transaction valued at approximately $1.325 billion. Subject to customary closing conditions, the parties expect the transaction to be completed in the latter part of the third calendar quarter of 2015, Mallinckrodt’s fourth fiscal quarter.

Therakos, Inc. is the global leader in autologous immune cell therapy delivered through extracorporeal photopheresis (ECP), and is focused on providing innovative treatment platforms that harness the power of patients’ immune systems to fight disease. Therakos® Photopheresis is approved by the U.S. Food and Drug Administration for the palliative treatment of the skin manifestations of cutaneous T-cell lymphoma (CTCL) in persons who have not been responsive to other forms of treatment. Outside the U.S., Therakos Photopheresis is also broadly approved for ECP, and used by physicians in countries around the world in immune-modulating applications in a variety of conditions including CTCL, Graft Versus Host Disease, Crohn’s disease, solid organ transplants and other diseases.

Therakos therapeutic platforms, including the latest generation Therakos CELLEX® Photopheresis System, are the world’s only approved, fully integrated systems for administering autologous immune cell therapy through ECP. Used by academic medical centers, hospitals and treatment centers in more than 25 countries, Therakos systems have been used to deliver over one million photopheresis treatments globally.

“This transaction demonstrates our ongoing commitment to building a strong, highly profitable Hospital growth business as we build and diversify Mallinckrodt’s Specialty Brands portfolio,” said Mark Trudeau, President and Chief Executive Officer of Mallinckrodt. “In expanding our Hospital portfolio we continue to move decisively in line with our strategic roadmap. And we believe we will be able to unlock untapped value in Therakos – making ECP treatment accessible to more patients in more hospitals by applying some of the innovative contract, service and customer intimacy principles that have been so successful with our INOMAX® (nitric oxide) for inhalation. One of Mallinckrodt’s core strengths is our unique ability to manage complexity, delivering additional value to diverse products and environments. With this expansion into immunotherapy we add to our footprint of nuclear medicine, pain management, and respiratory neonatal critical care, broadening our touch points in hospitals and further expanding our portfolio with innovative therapies.”

Trudeau continued, “Therakos is, quite simply, another excellent fit for Mallinckrodt. It is an immunotherapy treatment for patients who may have exhausted other therapies, with significant potential value in a variety of complex disease states and conditions. Installed in more than 350 academic medical centers and hospitals around the world, it is delivered in hospital-based out-patient clinics via an innovative, fully integrated, drug-device combination that is widely reimbursed globally. And it is supported by a high-touch, high-service commercial model that is very similar to and has a high degree of potential hospital account overlap with INOMAX.”

Alec Gores, CEO and Chairman of The Gores Group stated: “Following our acquisition of Therakos from Ortho-Clinical Diagnostics, Inc., a former subsidiary of Johnson & Johnson, in December 2012, we took a number of steps to expand and grow the business, including appointing a healthcare leadership team, led by Michael Rechtiene and Sandra Thompson, with more than 20 years of experience in the space.” Gores continued, “We are proud of Therakos’ success, especially its innovation and impact on patients globally, and believe it is a classic example of Gores’ strength in acquiring corporate carve-outs and partnering with management teams to successfully transition corporate subsidiaries into thriving standalone businesses.”

Strategically Compelling Transaction

•	With this transaction, Mallinckrodt further broadens its Specialty Brands portfolio and diversifies its Hospital offerings with an innovative, durable, high-value, high-margin drug-device system already used in hospitals and major medical centers in more than 25 countries around the world.

•	Therakos Photopheresis platforms, including the latest generation CELLEX System, are expected to significantly enhance and broaden Mallinckrodt’s footprint in hospitals — further extending the company’s presence from multimodal surgical pain management and critical care respiratory therapies in neonatal intensive care units to include innovative therapies that harness the patient’s own immune systems to fight disease and improve health.

•	Approved and marketed as an outpatient therapy delivered through an integrated drug-device combination, CELLEX Photopheresis Systems will benefit from Mallinckrodt’s larger hospital presence, regulatory expertise, long experience in complex drug and device manufacturing, and support of similar medication- technology-service offerings such as INOMAX.

•	The Therakos commercial team will be integrated into Mallinckrodt’s current critical care organization within its Hospital Specialty Brands business. The company expects to augment sales of Therakos products with its skilled customer experience teams, which include sales, marketing, training and clinician support.

•	Assuming a close in late fiscal 2015, the transaction is expected to be accretive by no less than $0.10 per share to Mallinckrodt’s adjusted diluted fiscal 2016 earnings and increasingly accretive thereafter. With roughly 60 percent of Therakos’ revenue in the U.S., we expect fiscal 2015 net sales of $185 to $195 million, and anticipate high single-digit growth off that base going forward, driven primarily by the U.S.

Financing and Close

Mallinckrodt International Finance S.A. (“MIFSA”) has entered into debt financing commitments for amounts that, together with cash on hand, are expected to be sufficient to provide funds necessary to consummate the transaction. Completion of the transaction is subject to regulatory approvals and other customary conditions.

CONFERENCE CALL AND WEBCAST

Mallinckrodt will hold a conference call for investors on Monday, August 10, 2015, beginning at 7:00 a.m. U.S. Eastern Time. This call can be accessed in three ways:

•	At the Mallinckrodt website: http://www.mallinckrodt.com/investors

•	By telephone: For both listen-only participants and those who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is (877) 359-9508. For participants outside the U.S., the dial-in number is (224) 357-2393. Callers will need to provide the Conference ID of 8863989.

•	Through an audio replay: A replay of the call will be available beginning at 12:30 p.m. U.S. Eastern time on Monday, August 10, 2015, and ending at 11:59 p.m. U.S. Eastern Time on Monday, August 17, 2015. Dial-in numbers for U.S.-based participants are (855) 859-2056 or (800) 585-8367. Participants outside the U.S. should use the replay dial-in number (404) 537-3406. All callers will be required to provide the Conference ID of 8863989.

About Mallinckrodt plc

Mallinckrodt is a global specialty biopharmaceutical and medical imaging business that develops, manufactures, markets and distributes specialty pharmaceutical products and medical imaging agents. Areas of focus include therapeutic drugs for autoimmune and rare disease specialty areas like neurology, rheumatology, nephrology and pulmonology; neonatal critical care respiratory therapies; and analgesics and central nervous system drugs. The company’s core strengths include the acquisition and management of highly regulated raw materials; deep regulatory expertise; and specialized chemistry, formulation and manufacturing capabilities. The company’s Specialty Brands segment includes branded medicines; its Specialty Generics segment includes specialty generic drugs, active pharmaceutical ingredients and external manufacturing; and the Global Medical Imaging segment includes contrast media and nuclear imaging agents. To learn more about Mallinckrodt, visit www.mallinckrodt.com.

About Therakos, Inc.

Therakos, Inc. is an immunotherapy company focused on providing innovative treatment platforms that harness the power of each individual patient’s immune system to fight disease. Therakos is the global leader in autologous immune cell therapy delivered through extracorporeal photopheresis (ECP). The company is committed to improving the lives of patients by offering safe and cost-effective therapies that harness the power of each patient’s immune system to treat disease and improve health.

About The Gores Group, LLC

The Gores Group, founded in 1987 by Alec Gores, is a global investment firm focused on acquiring controlling interests in mature and growing businesses which can benefit from the firm’s operating experience and flexible capital base. The firm combines the operational expertise and detailed due diligence capabilities of a strategic buyer with the seasoned M&A team of a traditional financial buyer. Over its 25 year history, The Gores Group has become a leading investor having demonstrated a reliable track record of creating value in its portfolio companies alongside management. Headquartered in Los Angeles, The Gores Group maintains offices in Boulder, CO, and London. For more information, please visit www.gores.com.

About THERAKOS PHOTOPHERESIS®

Therakos Photopheresis is not appropriate for patients who cannot tolerate extracorporeal volume loss or shifts, or patients with coagulation disorders. See Important Safety Information for additional details. Methoxsalen Sterile Solution is indicated for extracorporeal administration with the Therakos UVAR XTS or Therakos CELLEX Photopheresis System in the palliative treatment of the skin manifestations of cutaneous T-cell lymphoma (CTCL) that is unresponsive to other forms of treatment. Methoxsalen should be used only by physicians who have special training in the Therakos UVAR XTS or Therakos CELLEX Photopheresis Systems. Methoxsalen is contraindicated in patients exhibiting idiosyncratic reactions to psoralen compounds, patients with a specific history of a light sensitive disease, or patients with aphakia. View complete Prescribing Information and Important Safety Information available at http://www.therakos.com/healthcare-professionals/photopheresis/clinical-evidence/safety

Cautionary Statements Related to Forward-Looking Statements

Statements in this document that are not strictly historical, including statements regarding, the proposed acquisition of Therakos, Inc., the expected timetable for completing the transaction, future financial condition and operating results, economic, business, competitive and/or regulatory factors affecting Mallinckrodt’s and Therakos’ businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties.

There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Mallinckrodt and Therakos operate; the commercial success of Mallinckrodt’s products and of Therakos’ photopheresis platforms; the parties’ ability to satisfy the acquisition agreement conditions (including required regulatory approvals) and complete the Therakos acquisition on the anticipated timeline or at all; Mallinckrodt’s ability to realize anticipated growth, synergies and cost savings from its recently completed acquisitions and the Therakos acquisition; changes in laws and regulations; Mallinckrodt’s ability to identify, acquire or close future acquisitions; Mallinckrodt’s ability to successfully integrate acquisitions of operations, technology, products and businesses generally and to realize anticipated growth, synergies and cost savings (including with respect to the Therakos acquisition); Mallinckrodt’s ability to successfully develop or commercialize new products; Mallinckrodt’s ability to protect intellectual property rights; Mallinckrodt’s ability to receive procurement and production quotas granted by the U.S. Drug Enforcement Administration; customer concentration;

Mallinckrodt’s reliance on certain individual products that are material to its financial performance; cost containment efforts of customers, purchasing groups, third-party payers and governmental organizations; the reimbursement practices of a small number of public or private insurers; limited clinical trial data for H.P. Acthar® gel; complex reporting and payment obligations under healthcare rebate programs; Mallinckrodt’s ability to achieve anticipated benefits of price increases; Mallinckrodt’s ability to achieve expected benefits from restructuring activities; complex manufacturing processes; competition; product liability losses and other litigation liability; ongoing governmental investigations; material health, safety and environmental liabilities; retention of key personnel; conducting business internationally; and the effectiveness of information technology infrastructure.

These and other factors are identified and described in more detail in the “Risk Factors” section of Mallinckrodt’s Annual Report on Form 10-K for the fiscal year ended September 26, 2014 and Quarterly Reports on Form 10-Q for the quarters ended March 27, 2015 and June 26, 2015. The forward-looking statements made herein speak only as of the date hereof and Mallinckrodt does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

CONTACTS FOR MALLINCKRODT:

Investor Relations

Coleman N. Lannum, CFA

Senior Vice President, Investor Strategy and IRO

314-654-6649

cole.lannum@mallinckrodt.com

John Moten

Vice President, Investor Relations

314-654-6650

john.moten@mallinckrodt.com

Media

Rhonda Sciarra

Communications Manager

314-654-8618

rhonda.sciarra@mallinckrodt.com

Meredith Fischer

Senior Vice President, Communications and Public Affairs

314-654-3318

meredith.fischer@mallinckrodt.com

CONTACTS FOR THE GORES GROUP:

Investor Relations

Jennifer Kwon Chou

Principal, The Gores Group

310-209-3010

jkwon@gores.com

Media

Terry Fahn, Sitrick And Company

310-788-2850